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                                                                   EXHIBIT 10.17


November 21, 1996


Mr. Jed Simmons
Onslow Gardens
London, England
U.K.


Dear Jed:

I appreciate the time you have spent getting to know Excite, an the opportunity it represents for all of us, and I look forward with much anticipation to your contributing to our future in a critical and senior role. Therefore, it's my pleasure to offer you a position as Managing Director, Excite International, reporting directly to me. You will also be a member of the Executive Committee of the company and be expected to contribute to the development of our business strategies on a regular basis.

Your starting base salary will be $210,000 per year, payable semi-monthly. You will also be eligible for an annual bonus, targeted as 20-30% of your annual base salary, to be formalized when we approve the company's 1997 plan. The bonus will be comprised principally on your achievements against an agreed-upon set of goals for Excite International, and on Excite Inc.'s performance overall.

Additionally, Excite agrees to re-imburse you for up to $20,000 of moving expenses, for which you shall provide Excite with receipts for such services rendered. Also, Excite agrees to pay for the U.K. portion of your income taxes, and any related fees, such that you are left in no worse position than if you had been a California-based employee of Excite drawing the base salary defined above. Excite will be entitled to keep any refund of your U.K. taxes annually. Excite will also provide round trip business class tickets for you and each member of your family to make one trip annually back to the U.S.A. Lastly, Excite will provide up to $70,000 annually for allowances covering Housing and Utilities, Goods and Services and other such expenses, for which you will make best faith efforts to provide Excite with receipts for such expenses. Your Housing and Utilities, Goods and Services allowance shall be paid in quarterly installments. Lastly, in 1998, we shall agree to discuss the possibility of a school allowance made up of the difference between a California-based private school tuition and a school tuition of the same calibre in the U.K.

In addition to your base salary, target bonus and expense re-imbursement as outlined above, the management will recommend that the Compensation Committee of the Board approve an employee stock option grant of 225,000 shares of Excite's Common Stock. The exercise price of the non-qualified options would be fair market value, as determined by the Compensation Committee at the time of the grant. The non-qualified options will be subject to vesting at a rate of one-fourth (1/4) on the first anniversary of employment and thereafter at a rate of one-forty eighths (1/48) each full succeeding month over a period of three years. However, the option granted by Excite is subject to
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Mr. Jed Simmons
November 21, 1996
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the Compensation Committee's approval, it is not a promise of compensation, and is not intended to create any obligation on the part of Excite. Further details on Excite's Option Plan and any specific grant to you will be provided upon approval of such grant by the Compensation Committee. I will also discuss other forms of equity participation you may benefit from if we proceed to set up Joint Ventures, new companies and spin-outs in Europe and other territories.

You will be eligible to participate in Excite's group medical, dental, and life insurance plans offered to all full time employees. If you accept this offer of employment, you will be given benefit plan documents which will describe more fully these and other benefits of your employment with Excite. I understand that we must investigate benefit options for you as an American living in England, and our intent is to leave you no worse off in London than you would have been as a California-based employee of Excite.

Excite shall also assist you in the completion of your work visa and other issues related to your employment in the U.K.

If you accept this offer, your employment with Excite shall be "at will" which means that it is not for any specified period of time and can be terminated by yourself or Excite for any or no particular reason or cause and at any time with or without advance notice. Even though your job duties, title, compensation and benefits, as well as Excite's human resources policies and procedures, may change from time to time during your tenure with Excite, the "at will" nature of your employment is one aspect which may not be changed, except in an express writing signed by the President of Excite.

If you are terminated for reasons other than cause or egregious behavior, Excite agrees to pay you six months base salary, provided that if Excite makes a strategic decision to cease investment in its overseas development, you shall still be entitled to such severance payment.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite.

This offer of employment is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act, the return of a signed copy of this letter indicating your acceptance of our offer, and receipt of a signed copy of Excite's Employee Invention Agreement and Confidentiality Agreement on the first day of your employment. I would appreciate your confirming the acceptance of this offer by signing on the space provided.
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Mr. Jed Simmons
November 21, 1996
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Let me close by reaffirming my belief that you will bring a tremendous amount of experience and seasoning to Excite, and I look forward to you playing a vital role in making Excite a long-term success.


Sincerely,





George Bell
President and CEO
Excite, Inc.



I accept the offer of employment with Excite:


Signed: /s/ Jed Simmons               Date:
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        Name